Exhibit 4.1
CONTINUOUS TEXT of the articles of association of Mittal Steel Company N.V., with corporate seat in Rotterdam, after partial amendment to the articles of association, by deed executed before M.D.P. Anker, civil law notary in Amsterdam, on September 7, 2006.
Ministerial declaration of no-objection dated August 1, 2006, number N.V. 597661.
This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.
Name. Seat.
Article 1.
1.1.	The name of the company is: Mittal Steel Company N.V.

1.2.	The company is established in Rotterdam.
Objects.
Article 2.
The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, and further to finance third parties and in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.
Share capital.
Article 3.
3.1.	The authorized share capital of the company amounts to fifty-seven million two hundred fifteen thousand euro (EUR 57,215,000). It is divided into five billion (5,000,000,000) common class A shares (hereinafter: the class A shares) of one eurocent (EUR 0.01) each and seven hundred twenty-one million five hundred thousand (721,500,000) common class B shares (hereinafter: the class B shares) of one eurocent (EUR 0.01) each.

Unless expressly provided otherwise in these articles of association, the class A shares and the class B shares have identical and equal rights, without regard to the class of each shares.

3.2.	Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class and the holders of shares of each class respectively, unless explicitly stated otherwise.

3.3.	Every time a class B shares is converted into a class A share, in accordance with the provisions of these articles of association, the number of class B shares of the authorized share capital shall be decreased with such number of converted class B shares, simultaneously with an increase of the number of class A shares of the authorized share capital by one class A share per converted class B share.

3.4.	An amendment to the number of shares of a particular class in which the authorized share capital is divided, shall be filed with the trade register of the Chamber of Commerce and Industry in the district in which the company has its registered office, within eight (8) days after such amendment.
Issuance of shares. Payment on shares.
Article 4.
4.1.	The general meeting of shareholders shall have the power to resolve upon the issuance of shares and to determine the price and further terms and conditions of such share issuance. The general meeting of shareholders can designate the managing board as the authorized orgaan (corporate body) for this purpose. A designation as referred to above shall only be valid for a specific period of no more than five years and may from time to time be extended with a period of not more than five years. Unless the designation provides otherwise, it may not be withdrawn. The designation shall specify the number and the class of shares which may be issued.

4.2.	As long as the managing board is authorized to resolve upon the issuance of shares pursuant to paragraph 1 hereof, the general meeting of shareholders cannot pass resolutions to issue shares.

4.3.	The resolution of the general meeting of shareholders to issue shares as referred to in paragraph 1 hereof and the resolution to make the designation as referred to in paragraph 2 hereof shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the issuance.

4.4.	Without prejudice to what has been provided in section 2:80, subsection 2, Civil Code, shares shall at no time be issued below par. Shares must be fully paid up upon issuance.
4.5.	Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so agrees, payment in cash can be made in a currency other than euro. In the event of payment in a foreign currency the obligation to pay is fulfilled to the extent of the amount for which the payment is freely convertible into euro, the decisive factor being the rate of exchange on the day of payment, or, as the case may be, after application of the next sentence, on the day mentioned therein. The company can require payment at the rate of exchange on a certain day within two months prior to the ultimate day on which payment must be made, provided the shares or certificaten (beneficial rights) for shares issued therefor shall immediately upon their issuance be admitted to a listing at a stock exchange outside of the Netherlands.

4.6.	The provisions of this article 4 shall equally apply to the granting of rights to subscribe for shares, but shall not apply to the issuance of shares to a person who exercises a previously acquired right to subscribe for shares. The managing board shall be authorized to issue such shares.

4.7.	The company is authorized to cooperate in the issuance of certificaten (beneficial rights) for shares.

4.8.	Upon the issuance of a share, its transfer for inclusion in the giro deposit, as meant in the Securities Book-Entry Transfer Act (“Wge”) (“Giro Deposit”) or into a joint deposit as meant in the Wge (“Joint Deposit”), respectively, can be effected by the company without the cooperation of other participants in the Joint Deposit and of other affiliated institutions, as meant in the Wge (“Affiliated Institutions”). To do so, it is sufficient for the company to add the share to the register in the name of the Central Institute for Giro Securities Transactions, as meant in the Wge (“Central Institute”) or the Affiliated Institution respectively, mentioning the fact that the share has been added to the Giro Deposit or the Joint Deposit respectively, and the other information as meant in article 10, paragraph 2, and the Central Institute or the Affiliated Institution respectively, accepts the transfer.
Pre-emptive rights.
Article 5.
5.1.	In the event of an issuance of shares, each shareholder shall have a pre-emptive right pro rata to the number of shares held by each such shareholder.

5.2.	Should a shareholder who is entitled to a pre-emptive right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emption rights in respect of those shares which have not been claimed. If the latter collectively do not or do not fully exercise their pre-emptive rights either, then the authorized orgaan (corporate body) shall be free to decide to whom the shares which have not been claimed shall be issued.

In respect of the issuance of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company.

5.3.	The general meeting of shareholders shall have the power to limit or exclude the pre-emptive rights. The general meeting of shareholders can designate the managing board as the authorized orgaan (corporate body) for this purpose. The provisions of article 4.1 shall equally apply.

5.4.	As long as the managing board is authorized to limit or exclude the pre-emptive rights pursuant to paragraph 3 hereof, the general meeting of shareholders cannot pass such resolutions.

5.5.	A resolution by the general meeting of shareholders to limit or exclude the pre-emptive rights or to designate the managing board as the authorized orgaan (corporate body) for this purpose in accordance with paragraph 3 hereof requires, in order to be validly adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders if less than half of the issued share capital is present or represented at such meeting.

5.6.	The company shall announce an issuance of shares with pre-emptive rights in the Staatscourant (Gazette) and in a national daily newspaper and — in the event that shares have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V., and the period of time within which such pre-emptive right can be exercised.

Such pre-emptive right can be executed during at least two weeks after the day of notice in the Staatscourant (Gazette).
Acquisition by the company of its shares. Cancellation of shares.
Article 6.
6.1.	The company may acquire shares in its own share capital for valuable consideration if and in so far as:
a.	its eigen vermogen (shareholders’ equity) less the purchase price to be paid by the company for such shares is not less than the aggregate amount of the paid up and called for part of the issued share capital and the reserves which must be maintained pursuant to the law or these articles of association;

b.	the aggregate par value of the shares in its share capital which the company acquires, (already) holds or on which it holds a right of pand (pledge), or which are held by a subsidiary of the company, amounts to no more than one-tenth of the aggregate par value of the issued share capital; and

c.	the general meeting of shareholders has authorized the managing board to acquire such shares, which authorization shall be valid for no more than eighteen months on each occasion, notwithstanding any further applicable statutory provisions and the provisions of these articles of association.
6.2.	Shares thus acquired may again be disposed of by the company. If certificaten (beneficial rights) for shares in the share capital of the company have been issued, such certificaten (beneficial rights) shall for the application of the provisions of this paragraph and paragraph 1 hereof be treated as shares.
6.3. In the general meeting of shareholders no votes may be cast in respect of:
a.	share(s) held be the company or by a subsidiary of the company;

b.	share(s), the certificaten (beneficial rights) of which are held by the company or by a subsidiary of the company; and

c.	share(s) on which the company or a subsidiary of the company holds a right of vruchtgebruik (usufruct) or a right of pand (pledge).

However, the holders of a right of usufruct and the holders of a right of pledge on shares held by the company or by a subsidiary of the company are nonetheless not excluded from the right to vote such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by the company or by a subsidiary of the company. Shares in respect of which voting rights may not be exercised shall not be taken into account when determining to what extent the shareholders have cast their votes, to what extent they are present or represented at the general meeting of shareholders or to what extent the share capital is provided or represented.
6.4.	The general meeting of shareholders shall have power to resolve to cancel shares acquired by the company in its own share capital or certificaten (beneficial rights) for shares in its own share capital, subject, however, to the provisions of article 7 of these articles of association and further applicable statutory provisions.
Reduction of share capital.
Article 7.
7.1.	The general meeting of shareholders may resolve to reduce the issued share capital of the company by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

A resolution to reduce the issued share capital of the company shall require a prior or simultaneous resolution of approval by each group of holders of shares of the same class whose rights are prejudiced. A resolution of the general meeting of shareholders and a resolution of a group of holders of shares as referred to above in this paragraph shall require a two-thirds majority vote if less than half of the issued share capital is present or represented at such meeting.

7.2.	Cancellation of shares can apply to shares which are held by the company itself or to shares for which the company holds certificaten (beneficial rights). Cancellation of shares can also apply to all shares of a specific class, provided their par value is repaid. Partial repayment on shares shall be made either on all shares or exclusively on shares of a specific class. The validity of a resolution to cancel shares with repayment and a resolution to partially repay shares of a specific class requires a prior or simultaneous approval of the meeting of holders of shares of the relevant class.

7.3.	Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata to all shares or if it takes place exclusively on shares of a specific class, pro rata to all shares of that class. The pro rata requirements may be waived by agreement of all shareholders concerned.

7.4.	The notice of a general meeting of shareholders at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the issued share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the issued share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

7.5.	The company shall file a resolution to reduce the issued share capital with the trade register of the Chamber of Commerce and Industry in the district in which the company has its registered office and shall publish such filing in a national daily newspaper.

7.6.	Within two months after publication of the filing referred to above in paragraph 5 hereof, any creditor may oppose the resolution to reduce the issued share capital of the company.

7.7.	A resolution to reduce the issued share capital shall not take effect as long as opposition may be instituted. If opposition has been instituted within the two month period, the resolution shall take effect upon the withdrawal of the opposition or upon a court order setting aside the opposition.
Shares. Share certificates.
Article 8.
8.1.	Class A shares and class B shares shall be in registered form. No share certificates shall be issued for the class B shares and the class A shares of type I, as referred to in the next paragraph.

8.2.	Class A shares shall be available, at the option of the shareholder concerned:
(i)	either in the form of an entry in the share register without issuance of a share certificate; such shares are referred to in these articles of association as type I shares;

(ii)	or in the form of an entry in the share register with the issuance of a share certificate, which share certificate shall consist of a mantel (main part) only without dividend sheet; such shares and share certificates are referred to in these articles of association as shares and share certificates of type II.
8.3.	Notwithstanding the competence of a shareholder to exchange its type I shares into type II shares, and vice versa, the managing board can resolve that the registration in the share register of type I shares shall take place for one or more numbers of shares to be further determined by the managing board.

8.4.	Share certificates of type II shall be available in such denominations as the managing board shall determine.

8.5.	All share certificates shall be signed by or on behalf of a managing director; the signature may be effected by printed facsimile. In addition all share certificates may be validly signed by one or more persons designated by the managing board for that purpose.

8.6.	All share certificates shall be identified by numbers and/or letters in such manner to be determined by the managing board.

8.7.	The managing board can determine that for the purpose to permit or facilitate trading of class A shares at a non-Netherlands (foreign) stock exchange, share certificates shall be issued in such form as the managing board may determine, in order to comply with the requirements set by such foreign stock exchange.

8.8.	The expression share certificate as used in these articles of association shall include a share certificate in respect of more than one share.

8.9.	The company can, pursuant to a resolution of the managing board, cooperate in the issuance of certificates in bearer form.
Missing or damaged share certificates.
Article 9.
9.1.	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates or duplicates bearing the same numbers and/or letters, provided the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and, in so far as applicable, the loss of the share certificates to the managing board, and further subject to such conditions as the managing board may deem appropriate.

9.2.	The issuance of a new share certificate or a duplicate shall render the share certificates which it replaces invalid.

9.3.	The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the managing board, be published in newspapers to be determined by the managing board.
Share register.
Article 10.
10.1.	With due observance of the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the company, which share register shall be regularly updated and, at the discretion of the managing board, may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the company in the Netherlands.

Part of the share register may be kept abroad in order to comply with applicable provisions set by a foreign stock exchange.
10.2.	Each shareholder’s name, his address and such further information as required by law and the information as the managing board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the share register.

10.3.	The form and the contents of the share register shall be determined by the managing board with due observance of the provisions of paragraphs 1 and 2 hereof. The managing board may determine that the share register shall vary as to its form and contents according to whether it relates to type I shares or to type II shares.

10.4.	In the case of shares that have been transferred to an Affiliated Institution, for inclusion in a Joint Deposit, or to the Central Institute, for inclusion in the Giro Deposit, the name and address of the Affiliated Institution or the Central Institute respectively, shall be entered in the share register, together with a statement of the date on which the shares were added to the Joint Deposit or the Giro Deposit respectively.

10.5.	Upon his request a shareholder shall be provided with written evidence of the contents of the share register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the company by a managing director or by a person to be designated for that purpose by the managing board.

10.6.	The provisions of paragraphs 1 up to and including 4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

10.7.	The managing board shall have power and authority to permit inspection of the share register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a shareholder of which the company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the company and its shareholders as a result of the listing of shares in the share capital of the company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.
Exchange of shares.
Article 11.
11.1.	Subject to the provisions of article 8, a holder of an entry in the share register for one or more shares of type I may, upon his request, obtain one or more share certificates of type II up to an equal nominal amount.

11.2.	Subject to the provisions of article 8, a holder of a share certificate of type II registered in his name may, after submitting the share certificate to the company, upon his request obtain an entry in the share register for one or more shares of type I up to an equal nominal amount.

11.3.	The managing board may require a request for exchange, as referred to in this article 11, to be made on a special form, to be provided to the shareholder free of charge, to be signed by such shareholder. Any requests made pursuant to and in accordance with the provisions of articles 8, 9, 10 and this article 11 may be sent to the company at such address(es) as to be determined by the managing board, at all times including an address in the municipality or city where a stock exchange on which shares in the share capital of the company are listed has its principal place of business.

11.4.	The company is entitled to charge amounts, at no more than cost, and to be determined by the managing board, to those persons who request any services to be carried out pursuant to articles 6 to 11 inclusive.
Transfer of shares.
Article 12.
12.1.	Unless the law provides otherwise and except as provided by the provisions of the following paragraphs of this article, the transfer of a share shall require an instrument intended for such purpose and, unless the Company itself is a party to the transaction, the written acknowledgement of the transfer by the company; service upon the company of such instrument of transfer or of a copy or extract thereof signed as a true copy by the notary or the transferor shall be considered to have the same effect as an acknowledgement.

12.2.	In cases where a share of type I is transferred, an instrument of transfer, signed by both parties to the transfer, on a form to be supplied by the company free of charge, must be submitted to the company.

12.3.	In cases where a share for which a certificate of type II has been issued is transferred, the share certificate must be submitted to the company, provided that an instrument of transfer as referred to in the previous paragraph, printed on the back of the share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument in substantially the same form is submitted together with the share certificate.

12.4.	If a transfer of a share of type II has been effected by service of an instrument of transfer upon the company, the company shall, at the discretion of the managing board, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more share certificates registered in his name up to an equal nominal amount.

12.5.	The company’s written acknowledgement of a transfer of a share of type II shall, at the discretion of the managing board, be effected either by endorsement of the transfer on the share certificate as proof of the acknowledgement or by the issuance to the transferee of one or more share certificates registered in his name up to an equal nominal amount.

12.6.	If a share is being transferred for inclusion in a Joint Deposit, the transfer shall be accepted by the Affiliate Institution in question. In cases where a share is being transferred for inclusion in the Giro Deposit, the transfer shall be accepted by the Central Institute. Transfer and acceptation can take place without the cooperation of the other participants in the Joint Deposit and without the cooperation of other Affiliated Institutions.

12.7.	An Affiliated Institution is empowered to transfer shares for inclusion in the Giro Deposit and, insofar as deduction has not been rendered impossible, to deduct shares from the Joint Deposit without the cooperation of the other participants. The Central Institute is, insofar as delivery has not been rendered impossible, empowered to deduct shares from the Giro Deposit for inclusion in a Joint Deposit without the cooperation of the other participants.

12.8.	If the transfer of a share does not take place in accordance with the provisions of paragraphs 2, 3, 6 and 7 of this article, the transfer of a share can only take place with the permission of the managing board. The managing board may make its permission subject to such conditions as the managing board may deem necessary or desirable. The applicant shall always be entitled to demand that said permission be granted on the condition that transfer takes place to a person designated by the managing board. The permission shall be deemed to have been granted, should the managing board not have decided on granting permission for the request within six weeks of being requested to do so.

12.9.	The provisions of the preceding paragraphs of this article shall apply correspondingly to the allotment of shares in the event of a division of any share constituting joint property, the transfer of a shares as a consequence of a writ of execution and the creation of limited rights on a share.

12.10.	The company can, pursuant to a resolution of the managing board, make the delivery of shares, within the meaning of article 26 of the Wge, impossible. The resolution to this effect cannot be invoked against a participant any sooner than after six months of the publication of the resolution in at least one national daily newspaper, and in the Official Pricelist of Euronext Amsterdam N.V. The company can revoke any such resolution by means of a resolution of the managing board. In such a case, deduction shall be possible from the day following on the day of publication of such a resolution in at least one national daily newspaper, and in the Official Pricelist of Euronext Amsterdam N.V.

Right of pledge.

Article 13.
13.1.	A right of pand (pledge) may be created on the shares.

13.2.	If a right of pledge is created on registered shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and it may not be conferred on the holder of the right of pledge.

13.3.	The holder of the right of pledge without voting rights shall not be entitled to any of the rights which the law grants a holder of certificaten (beneficial rights), in the event that such beneficial rights have been issued with the cooperation of the company.

13.4.	The provisions of article 12 shall equally apply to the creation or release of a right of pledge on registered shares.

13.5.	The company may pledge its own shares, only if:
a.	the shares to be pledged are fully paid-up;

b.	the nominal amount of its own shares to be pledged and those already held by it or pledged to it do not together amount to more than one-tenth of the issued share capital; and

c.	the general meeting of shareholders has approved the pledge agreement.
Right of usufruct.
Article 14.
14.1.	A right of vruchtgebruik (usufruct) may be created on the shares.

14.2.	If a right of usufruct is created on registered shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and it may not be conferred on the holder of the right of usufruct.

14.3.	The holder of the right of usufruct without voting rights shall not be entitled to any of the rights which the law grants a holder of certificaten (beneficial rights), in the event that such beneficial rights have been issued with the cooperation of the company.

14.4.	The provisions of article 12 shall equally apply to the creation, transfer or release of a right of usufruct on registered shares.
Certificaathoudersrechten (beneficial rights with respect to shares) as referred to in Book 2 Civil Code.
Article 15.
Where hereinafter used in these articles of association persons who are entitled to attend meetings of shareholders shall refer to (i) holders of certificaten (beneficial rights) issued for shares with the cooperation of the company, (ii) holders of a right of pledge with voting rights, (iii) holders of a right of usufruct with voting rights and (iv) shareholders without voting rights, who all have the certificaathoudersrechten (beneficial rights with respect to shares). For the purpose of these articles of association, certificaathoudersrechten (beneficial rights with respect to shares) shall mean the rights conferred by law on holders of certificaten (beneficial rights) for shares issued with the cooperation of a company, holders of a right of pledge with voting rights, holders of a right of usufruct with voting rights, and shareholders without voting rights, such as inter alia, the right to receive notices of general meetings, the right to attend such meetings, the right to address such meetings and the right to inspect the annual accounts as prepared by the managing board, the annual report and the additional information thereto, at the office of the company, and to obtain a copy thereof at no cost.

Notices.
Article 16.
All notices to shareholders and persons entitled to attend meetings of shareholders shall be published in a national daily newspaper, and — in the event that shares have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V. and in a foreign country in at least one newspaper in each of those countries where the shares have been admitted to an official quotation at the request of the company.
Conversion of class B shares into class A shares.
Article 17.
17.1.	With due observance of article 36.4 hereof, each holder of class B shares can request the conversion of each of its class B shares into one class A share any time or from time to time. The right to so convert the class B shares shall be referred to as the “conversion right”.

17.2.	A conversion request pursuant to paragraph 1 hereof shall be sent in writing to the managing board. In such request the holder of class B shares shall inform the managing board of the number of class B shares to be converted. The meeting of holders of class B shares shall then resolve on the request to convert as mentioned in paragraph 1 of this article 17. The conversion shall take effect on the day the resolution to convert has been passed by the meeting of holders of class B shares. The managing board shall inform such holder of class B shares within seven (7) days after the date of conversion that his shares have been converted in conformity with his request, specifically stating the conversion date and the number of class A shares into which his class B shares have been converted. The company shall not charge such holder of class B shares any costs (including taxes charged to the company) in connection with the request and the conversion.
17.3.	Upon conversion of a class B share in accordance with this article 17, the corresponding conversion right shall have been exercised and extinguished.

Managing board.
Article 18.
18.1.	The company shall be managed by a managing board consisting of five or more class A, class B and class C managing directors (and composed at all times by one class A managing director and at least two class C managing directors) with such titles as the managing board may from time to time determine. The managing board shall appoint a class A managing director as chairman of the managing board, who shall have the title of Chief Executive Officer.

18.2.	The members of the managing board shall be appointed by the general meeting of shareholders.

Any managing director who is appointed to fill an interim vacancy shall be in office for the time unfulfilled by his predecessor.

18.3.	Managing directors are appointed for a period of three years starting on the day after the day of the general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the third year upon their appointment. Each managing director is eligible for immediate reappointment.

18.4.	With due observance of these articles of association, the managing board may adopt and amend a directiereglement (rules governing the internal organization, hereinafter the management rules). Furthermore the managing board may divide the duties among themselves, whether or not by way of provision to that effect in the management rules.
Suspension or dismissal of managing directors.
Article 19.
19.1.	The general meeting of shareholders shall at all times be entitled to suspend or dismiss a managing director.

19.2.	If the general meeting has suspended a managing director, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such managing director, or to terminate or continue the suspension, failing which the suspension shall lapse. A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension. If within the period of continued suspension the general meeting has not resolved either to dismiss the managing director concerned or to terminate the suspension, the suspension shall lapse. A managing director who has been suspended shall be given the opportunity to account for his actions at the general meeting.

Representation.
Article 20.
20.1.	The entire managing board acting together as well as each managing director A acting individually may represent the company and bind it vis-à-vis third parties. Furthermore, a managing director B acting jointly with another managing director B and a managing director C acting jointly with either two managing directors B or a managing director A may represent the company and bind it vis-à-vis third parties.

20.2.	If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may be represented in that matter by the other managing directors with due observance of paragraph 1 of this Article, unless the law provides otherwise for such designation.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as each of the other managing directors have power to represent the company, with due observance of paragraph 1 of this article.

20.3.	The managing board may grant special and general powers of attorney to persons, whether or not such persons are employed by the company, authorizing them to represent the company and bind it vis-à-vis third parties. The scope and limits of such powers of attorney shall be determined by the managing board. The managing board may in addition grant to such persons such titles as it deems appropriate.

20.4.	The managing board shall have power to enter into and perform agreements and all rechtshandelingen (legal acts) contemplated thereby as specified in section 2:94, subsection 1 of the Civil Code in so far as such power is not expressly excluded or limited by any provision of these articles of association or by any resolution of the general meeting of shareholders.
Resolutions of the managing board.
Article 21.
21.1.	Resolutions of the managing board shall be validly adopted, if adopted by a simple majority of votes cast. Each managing director has the right to cast one vote. In case of absence a managing director may issue a proxy, however, only to another managing director. The managing directors may participate in the meetings of the managing board by way of telephone conference, video conference or other audio-visual transmission systems and such participation shall count as these managing directors being present at the meeting, provided all participating can hear one another.

21.2.	The managing board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all managing directors and no managing director has objected to this method of adoption of a resolution.

21.3.	The management rules shall include provisions on the manner of convening board meetings and the internal procedure at such meetings.

21.4.	The following resolutions of the managing board require the prior approval of the general meeting of shareholders:
a.	a merger as referred to in section 2:309 of the Civil Code;

b.	a sale, lease or exchange of all or substantially all of the company’s property or assets.
21.5.	Without prejudice to any other applicable provision in these articles of association, the managing board shall furthermore require the approval of the general meeting of shareholders for resolutions of the managing board with regard to an important change in the identity or character of the company or the enterprise, including in any event:
a.	the transfer of the enterprise or almost the entire enterprise to a third party;

b.	entry into or termination of any long-term cooperation by the company or a subsidiary of the company with another legal entity company or partnership, or as a fully liable partner in a limited or general partnership, if such cooperation or termination thereof is of far-reaching significance to the company;

c.	acquisition or disposal by the company, or a subsidiary of the company, of a participating interest in the capital of a company with a value of at least one third of the amount of the assets as shown on the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, as shown on the consolidated balance sheet with explanatory notes according to the most recently adopted annual accounts of the company.
21.6.	A lack of approval by the general meeting of shareholders for a resolution referred to in this article shall neither affect the representative authority of the managing board nor the members of the managing board.
Indemnification and remuneration.
Article 22
22.1.	Subject to the limitations included in this article, every person or legal entity who is, or has been, a managing director or proxyholder (procuratiehouder), who is made, or threatened to be made, a party to any claim, action, suit or proceeding in which he/she or it becomes involved as a party or otherwise by virtue of his/her or its being, or having been, a managing director or proxyholder (procuratiehouder) of the company, shall be indemnified by the company, to the fullest extent permitted under the laws of the Netherlands, concerning (A) any and all liabilities imposed on him/her or on it, including judgements, fines and penalties, (B) any and all expenses, including costs and attorneys’ fees, reasonably incurred or paid by him/her or by it, and (C) any and all amounts paid in settlement by him/her or by it, in connection with any such claim, action, suit or other proceeding.

22.2.	A managing director or proxyholder (procuratiehouder) shall, however, have no right to be indemnified against any liability in any matter if it shall have been finally determined that such liability resulted from the wilful malfeasance, bad faith or gross negligence of such person or legal entity.

22.3.	Furthermore, a managing director or proxyholder (procuratiehouder) shall have no right to be indemnified against any liability in any matter if it shall have been finally determined that such person or legal entity did not act in good faith and in the reasonable belief that his or its action was in the best interest of the company.

22.4.	In the event of a settlement, a managing director or proxyholder (procuratiehouder) shall not lose his/her or its right to be indemnified unless there has been a determination that such person or legal entity engaged in wilful malfeasance, bad faith or gross negligence in the conduct of his or its office or did not act in good faith and in the reasonable belief that his/her or its action was in the best interest of the company:
(i)	by the court or other body approving settlement; or

(ii)	by a resolution duly adopted by the general meeting of shareholders; or

(iii)	by written opinion of independent counsel to be appointed by the managing board.
22.5.	The right to indemnification herein provided (i) may be insured against by policies maintained by the company, (ii) shall be severable, (iii) shall not affect any other rights to which any managing director or proxyholder (procuratiehouder) may now or hereafter be entitled, (iv) shall continue as to a person or legal entity who has ceased to be a managing director or proxyholder (procuratiehouder), and (v) shall also inure to the benefit of the heirs, executors, administrators or successors of such person or legal entity.
22.6.	Nothing included herein shall affect any right to indemnification to which persons or legal entities other than a managing director or proxyholder (procuratiehouder) may be entitled by contract or otherwise.
22.7.	Subject to such procedures as may be determined by the managing board, expenses in connection with the preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in this article 22 may be advanced to the managing director or proxyholder (procuratiehouder) by the company prior to final disposition thereof upon receipt of an undertaking by or on behalf of such managing director or proxyholder (procuratiehouder) to repay such amount if it is ultimately determined that he or it is not entitled to indemnification under this article 22.

22.8.	The policy regarding the remuneration of the members of the managing board will be adopted by the general meeting of shareholders upon a proposal of the managing board. The remuneration of the members of the managing board will, with due observance of the policy set out in the first sentence of this paragraph, be determined by the managing board upon a proposal of the remuneration committee of the managing board. The managing board will submit for approval by the general meeting of shareholders a proposal regarding the arrangements for the remuneration in the form of shares or rights to acquire shares. The proposal shall at least set out the maximum number of shares or rights to subscribe for shares to be granted to the managing board and the applicable criteria for such grant or for any change thereto. A lack of approval by the general meeting of shareholders shall not affect the representative authority of the managing board.
Prevented from acting or permanently absent.
Article 23.
In case a managing director is prevented from acting or permanently absent, the remaining managing directors or the only managing director shall temporarily be responsible for the entire management. In case all managing directors are, or the only managing director is prevented from acting or permanently absent, the person designated or to be designated for that purpose by the general meeting of shareholders shall temporarily be responsible for the management. Failing one or more managing directors the person referred to in the preceding sentence shall take the necessary measures as soon as possible in order to have a definitive arrangement made.
General meeting of shareholders.
Annual general meeting of shareholders.
Article 24.
24.1.	The annual general meeting of shareholders shall be held within six months after the close of the financial year.
24.2. At this general meeting of shareholders the following subjects shall be considered:
a.	the written annual report prepared by the managing board on the course of business of the company and the conduct of its affairs during the past financial year;

b.	the adoption of the annual accounts;

c.	discussion regarding the company’s reserves and dividend policy and justification thereof by the managing board;

d.	if applicable, the proposal to pay a dividend;

e.	the discharge of the members of the managing board in respect of its management during the previous financial year;

f.	the appointment of managing directors;

g.	the designation of the person referred to in article 23;

h.	each substantial change in the corporate governance structure of the company; and

i.	the proposals placed on the agenda by the managing board together with proposals made by shareholders in accordance with the provisions of these articles of association.
Extraordinary general meeting of shareholders.
Article 25.
25.1.	Extraordinary general meetings of shareholders shall be held as often as deemed necessary by the managing board and shall be held if one or more shareholders and other persons entitled to attend such meetings jointly representing at least one-tenth of the issued share capital make a written request to that effect to the managing board, specifying in detail the business to be considered.
25.2.	If the managing board fails to comply with a request referred to in paragraph 1 hereof in such manner that the general meeting of shareholders can be held within six weeks after the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.
Place and notice of the general meeting of shareholders.
Article 26.
26.1.	General meetings of shareholders shall be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague. The notice convening the meeting shall inform the shareholders and other persons entitled to attend meetings of shareholders accordingly.

26.2.	The notice convening a general meeting of shareholders shall be made in accordance with article 16 of these articles of association. In addition, holders of registered shares who have their ownership recorded directly in the company’s shareholders’ register, shall be notified by letter that the meeting is being convened.

26.3.	The notice convening a general meeting of shareholders shall be sent by either the managing board, or by the persons who according to the law or these articles of association are entitled thereto.
Notice period. Agenda.

Article 27.
27.1.	The notice convening a general meeting of shareholders shall be sent no later than on the fifteenth day prior to the day of the meeting. The notice shall always contain or be accompanied by the agenda for the meeting, or shall mention where such agenda can be obtained, which shall in any event be at the office of the company in the Netherlands and — in the event shares have been listed at the Amsterdam Stock Exchange — with one or more banks to be indicated in the notice, notwithstanding the statutory provisions regarding reduction of issued share capital and amendment of articles of association.

27.2.	The agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting shall decide, and furthermore such other subjects, as one or more shareholders and others entitled to attend the meetings, representing at least one hundredth of the issued share capital or representing a value of at least fifty million euro (EUR 50,000,000), have so requested the managing board in writing to include in the agenda, at least sixty days before the date on which the meeting is convened. The managing board may decide not to place items so requested on the agenda, in the event the managing board is of the opinion that doing so would be detrimental to vital interests of the company. No valid resolutions can be adopted at a general meeting of shareholders in respect of subjects which are not mentioned in the agenda.
Chairman of general meetings of shareholders. Minutes.
Article 28.
28.1.	General meetings of shareholders shall be presided by the chairman of the managing board. In case of absence of the chairman of the managing board the meeting shall be presided by any other person nominated by the managing board. The chairman of the meeting shall appoint the secretary of that meeting.
28.2.	The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall be adopted and signed by the chairman and the secretary of the meeting.
28.3.	The chairman of the managing board may request a notaris (civil law notary) to include the proceedings at the meeting in a notarieel proces-verbaal (notarial report).
Attendance of general meeting of shareholders.
Article 29.
29.1.	All shareholders and persons entitled to attend meetings are entitled to attend general meetings of shareholders, to address the general meeting of shareholders and — to the extent they have the voting rights to the shares — to vote the shares thereat.
29.2.	Prior to being admitted at a general meeting of shareholders, a shareholder or its proxy shall have to sign an attendance list, stating his name and the number of votes that can be cast by him. A proxy shall also state the name(s) of the person(s) for whom he acts.

29.3.	The managing board may determine that paragraph 1 will be applicable to those who (i) are a shareholder as per a certain date, determined by the managing board, such date hereinafter referred to as: the “record date”, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the managing board, hereinafter referred to as: the “register”, in as far as (iii) at the request of the applicant, the holder of the register has given notice in writing to the company prior to the general meeting of shareholders, that the shareholder mentioned in this paragraph has the intention to attend the general meeting, regardless who will be shareholder at the time of the general meeting of shareholders. The notice will contain the name and the number of shares the shareholder will represent in the general meeting of shareholders. The provision above under (iii) about the notice to the company also applies to the proxy holder of a shareholder, who has a written proxy.
29.4.	The record date mentioned in paragraph 3 and the date mentioned in that paragraph on which the intention to attend the general meeting has to be given at the latest, cannot be determined earlier than on a certain time on the seventh day and not later than on the third day, prior to the date of the general meeting of shareholders. The notice of the general meeting of shareholders will contain those times, the place of meeting and the proceedings for registration and notification.
29.5.	In case the managing board does not exercise its right as determined in paragraph 3, it shall be necessary for:
a.	each holder of shares that are not part of a Joint Deposit, to nofity the company in writing of his intention to do so no later than on the day and furthermore at the place mentioned in the notice, stating – in so far as it concerns shares of type II – the identifying number of the share certificate. They may only exercise the said rights at the meeting for the shares registered in their name both on the day referred to above and on the day of the meeting;

b.	any person who as a participant within the meaning of the Wge is entitled to a Joint Deposit, to submit, no later than on the day and furthermore at the place mentioned in the notice, a written declaration from the Affiliated Institution stating that the number of shares mentioned in the declaration form part of a Joint Deposit and that the person mentioned in the declaration is a participant for the mentioned number of shares in the Joint Deposit and will remain so till at the end of the general meeting of shareholders.
29.6.	In case the managing board exercises its right as determined in paragraph 3, those who have a written proxy shall give their proxy to the holder of the register prior to the notification described in paragraph 4. The holder of the register will send the proxies together with the notification to the company as described in paragraph 3 sub (iii). The managing board may resolve that the proxies of holders of voting rights will be attached to the attendance list. In case the managing board does not exercise its rights as determined in paragraph 3, the written proxies must be deposited ultimately on the day mentioned in the convocation and at the office of the company.

29.7.	The provisions of the preceding paragraphs shall apply correspondingly to holders of a right of usufruct or holders of a right of pledge, who have the right to vote.
29.8.	The general meeting of shareholders may adopt rules regarding, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may determine the time for which shareholders may speak if he considers this desirable with a view to the orderly proceeding of the meeting.
29.9.	All matters regarding the admittance to the general meeting of shareholders, the exercise of voting rights and the result of votings, as well as any other matters regarding the proceedings at the general meeting of shareholders shall be decided upon by the chairman of that meeting, with due observance of the provisions of section 2:13, Civil Code.
Proxies.
Article 30.
Shareholders and other persons entitled to attend meetings of shareholders may be represented by proxies duly authorized in writing, and such proxies shall be admitted upon production of such written instrument.
Adoption of resolutions.
Article 31.
31.1.	Unless otherwise stated in these articles of association, resolutions shall be validly adopted if adopted by a simple majority of votes cast. Blank and invalid votes shall not be counted. The chairman of the meeting shall decide on the method of voting and on the possibility of voting by acclamation.
31.2.	In the event of a tie vote, the proposal shall have been rejected, unless the vote concerns the appointment of a person who has been named in a binding nomination, in which case the person first named in such nomination shall be deemed to have obtained the majority of the votes.
Voting right per share.
Article 32.
At the general meeting of shareholders each share, without regard to the class of each share, entitles its holder to one (1) vote.
Class meetings.

Article 33.
33.1.	A class meeting shall be held whenever a resolution by such meeting is required. Furthermore, such meeting shall be held if required by either the managing board, or one or more holders of shares of a specific class representing in the aggregate at least one-tenth of the share capital issued as shares of that class.
33.2.	If one or more holders of shares of a specific class, referred to in paragraph 1 hereof, requires that a class meeting be held, he / they shall so notify the managing board. If in that event a managing director does not convene the meeting such that the meeting is held within ten days of receipt of the request, each of the persons requesting shall be authorized to convene the same with due observance of that provided in these articles of association.
33.3.	Articles 25 up to and including 32 shall be equally applicable to resolutions to be adopted by the holders of shares of a specific class.
Annual accounts. Report of the managing board.
Article 34.
34.1.	The financial year of the company shall coincide with the calendar year.

34.2.	Each year, within five months after expiry of the financial year, the managing board shall cause annual accounts to be drawn up, consisting of a balance sheet and a profit and loss account in respect of the preceding financial year, together with the explanatory notes thereto. The managing board shall furthermore prepare a report on the course of business of the company in the preceding year.

34.3.	The managing board shall draw up the annual accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law. The annual accounts shall be signed by all managing directors. Should the signature of one or more of them be missing, then mention shall be made thereof, stating the reason.

34.4.	The managing board shall cause the annual accounts to be examined by one or more registered accountant(s) or other experts designated for the purpose in accordance with section 2:393, Civil Code by the general meeting of shareholders. The auditor or the other expert designated shall report on his examination to the managing board and shall issue a certificate containing the results thereof.

34.5.	Copies of the annual accounts accompanied by the certificate of the expert referred to in the preceding paragraph, the annual report of the managing board, and the information to be added to each of such documents pursuant to the law, shall be made freely available at the office of the company for the shareholders and the other persons entitled to attend meetings of shareholders, and — in the event that shares have been listed on the Amsterdam Stock Exchange — at a bank in Amsterdam, to be mentioned in the notice calling the general meeting of shareholders, as from the date of the notice convening the general meeting of shareholders at which meeting they shall be discussed, until the close thereof.

Article 35.
The general meeting of shareholders decides on the adoption of the annual accounts referred to in article 34.
Share premium reserves.
Article 36.
36.1.	In addition to general reserves and any other reserves which the company must maintain by law (wettelijke reserves), the company shall maintain a general share premium reserve, a special share premium reserve (the Special Reserve) and a share premium reserve B (the B Reserve). Both the Special Reserve and the B Reserve constitute a “statutaire reserve” (statutory reserve).
36.2.	Upon the issuance of class A shares against an issue price of ten eurocent (EUR 0.10) or more, an amount of nine eurocent (EUR 0.09) per class A share shall be carried to the Special Reserve; the remaining amount paid up on each class A share less the par value of such class A shares shall be carried to the general share premium reserve. Upon the issuance of class B shares against an issue price of ten eurocent (EUR 0.10) or more, an amount of nine eurocent (EUR 0.09) per class B share shall be carried to the B Reserve; the remaining amount paid up on each class B share less the par value of such class B shares shall be carried to the general share premium reserve.
36.3.	As long as not all class B shares have been converted into class A shares the amount of the Special Reserve and the B Reserve cannot be freely distributed to the shareholders. As soon as all class B shares have been converted in class A shares, the balance of the Special Reserve and the B Reserve shall be added to the general share premium reserve, whereupon the Special Reserve and the B Reserve shall cease to exist.
36.4.	Upon conversion of class B shares into class A shares, in accordance with article 17 hereof, an amount of nine eurocent (EUR 0.09) per class B share so converted shall be added out of the B Reserve to the Special Reserve.
36.5.	Losses can only be charged to the Special Reserve and/or the B Reserve if it concerns a loss that cannot be charged to another reserve nor can be discharged in any other way.
36.6.	If a loss has been charged to the Special Reserve and/or the B Reserve, in conformity with paragraph 5 hereof, then in the following years profits made shall first be allocated to settle the amounts that have been charged to the Special Reserve and/or the B Reserve.

Distribution of profits.
Article 37.
37.1.	From the profits, as apparent from the annual accounts adopted by the general meeting of shareholders such amounts shall be reserved as the managing board shall determine, with due observance of the provisions of article 36.6 above.
37.2.	The profits that remain after the application of paragraph 1 hereof shall be distributed to the shareholders pro rata to the number of shares held by each such shareholder, without regard to the class or par value of such shares.
37.3.	Dividends payable in cash shall be paid in United States Dollars, unless the managing board determines that payment shall be made in another currency.
37.4.	The company can only declare distributions insofar as its eigen vermogen (shareholders’ equity) exceeds the amount of the paid up and called portion of the issued share capital, plus the wettelijke (legal) reserves, the Special Reserve and the B Reserve.
Distributions charged to share premium reserve or other reserves.
Article 38.
38.1.	With due observance of the provisions of article 37.4, the managing board may cause the company to declare distributions out of the general share premium reserve or out of any other reserve shown in the annual accounts, not being a wettelijke (legal) reserve, the Special Reserve or the B Reserve, with due observance of the provisions of paragraph 2 hereof.
38.2.	Distributions as referred to in paragraph 1 hereof shall be made to the shareholders pro rata to the number of shares held by each such shareholder, without regard to the class or par value of such shares.
Interim dividends.
Article 39.
Subject to the provisions of section 2:105, subsection 4, Civil Code and with due observance of the provisions of article 37.4 of these articles of association, the managing board may resolve to declare an interim dividend on the shares held by each shareholder. Such dividend shall be made to shareholders pro rata to the number of shares held by each shareholder, without regard to the class or par value of such shares.
Distributions.
Article 40.
40.1.	Distributions pursuant to articles 37, 38 and 39 shall be payable as from a date to be determined by the managing board. The date of payment set in respect of shares for which bearer share certificates are outstanding or in respect of type II shares may differ from the date of payment set in respect of type I shares.

40.2.	Distributions under articles 37, 38 and 39 shall be made payable at an address or addresses in the Netherlands, to be determined by the managing board, among which in any case — in the event that shares have been listed on the Amsterdam Stock Exchange — a place in Amsterdam, as well as at least one address in each other country where the shares of the company are listed on a stock exchange.
40.3.	The managing board may determine the method of payment in respect of cash distributions on type I shares.
40.4.	Cash distributions under articles 37, 38 and 39 in respect of shares for which a type II share certificate is outstanding shall, if and to the extent such distributions are made payable only outside the Netherlands, be paid in the currency of the country concerned, converted at the rate of exchange on the Amsterdam Stock Exchange at the close of business on the day before the date on which the distribution is declared. If and in so far as on the first day on which a distribution is payable, the company is unable, in consequence of Government action or other exceptional circumstances beyond its control, to make payment at the place designated outside the Netherlands or in the relevant foreign currency, the managing board may in that event designate one or more places in the Netherlands instead. In such event the provisions of the first sentence of this paragraph shall no longer apply.
40.5.	The person entitled to a distribution under articles 37, 38 or 39 on shares shall be the person in whose name the share is registered, or in the event of others entitled thereto, if their right is sufficiently established, at the date to be fixed for that purpose by the managing board in respect of each distribution for the different types of shares.
40.6.	Notice of distributions and of the dates and places referred to in the preceding paragraphs of this article shall at least be published in a national daily newspaper and — in the event that shares have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V. in Amsterdam and abroad in at least one daily newspaper appearing in each of those countries where the shares, on the application of the company, have been admitted for official quotation, and further in such manner as the managing board may deem desirable.
40.7.	Distributions in cash under articles 37, 38 or 39 that have not been collected within five years and two days after have become due and payable shall revert to the company.

40.8.	The managing board may cause the company to declare distributions to shareholders under articles 37, 38 and 39 in full or partially in the form of shares in the share capital of the company.

In the case of a distribution in the form of shares in the share capital of the company, any shares in the company not claimed within a period to be determined by the managing board shall be sold for the account of the persons entitled to the distribution who failed to claim the shares. The net proceeds of such sale shall thereafter be held at the disposal of the above persons in proportion to their entitlement; the right to the proceeds shall lapse, however, if the proceeds are not claimed within thirty years after the date on which the distribution in shares was made payable.

40.9.	In the case of a distribution in the form of shares in the company, those shares shall be registered in the share register of the company. A share certificate of type II shall be issued to the holders of shares of type II for a nominal amount equal to amount added.

40.10.	The provisions of paragraphs 5 and 8 shall apply correspondingly in respect of any other distributions that do not take place pursuant to the articles 37, 38 and 39.
Amendment articles of association.
Article 41.
41.1.	The general meeting of shareholders may resolve to amend the articles of association of the company.

A resolution to amend the articles of association shall only be valid if:
a.	such resolution has been proposed to the general meeting of shareholders by the managing board; and

b.	the complete proposal has been made freely available for the shareholders and the other persons entitled to attend meetings of shareholders, at the office of the company and — in the event that shares have been listed on the Amsterdam Stock Exchange — at a bank in Amsterdam specified in the notice convening the meeting as from the day of notice convening such meeting until the close of that meeting.
41.2.	A resolution to amend the articles of association as referred to in paragraph 1 hereof shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment of the articles of association.
Dissolution. Liquidation.
Article 42.
42.1.	The company shall be dissolved pursuant to a resolution of the general meeting of shareholders. The provisions of article 41 shall apply accordingly.
42.2.	If the company is dissolved, the liquidation shall be carried out by the managing board.
42.3.	The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.

42.4.	The balance of the assets of the company remaining after all liabilities have been paid shall be distributed to the shareholders pro rata to the number of shares held by each such shareholder, without regard to the class or the par value of such shares.
42.5.	After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.
42.6.	After the company has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a seven-year period.
Transitional provision.
Article 43.
43.1.	After the amendments to the articles of association of the company which were decided at the general meeting of shareholders held on the twenty-sixth day of May two thousand five, have come into effect, holders of shares, holders of a right of usufruct and holders of a right of pledge on shares, who derive their rights from a class A share issued in bearer form shall not be entitled to exercise the rights relating to that share (nor to have said rights exercised) as long as they have not been (a) entered into the register or (b) they have not delivered that share to an Affiliated Institution for inclusion in a Joint Deposit.
43.2.	Entry and transfer as referred to in the preceding paragraph shall only be possible against the surrender of a share certificate to the company.